Exhibit 99.1

          Rogers Corp. Holds Annual Meeting of Shareholders

    ROGERS, Conn.--(BUSINESS WIRE)--April 28, 2005--Rogers Corporation (NYSE:ROG) held its annual meeting of shareholders today in Glastonbury, Connecticut.
    Shareholders voted to re-elect all of the nominees to the Board of Directors. They are Leonard M. Baker, Walter E. Boomer, Edward L. Diefenthal, Gregory B. Howey, Leonard R. Jaskol, Eileen S. Kraus, William E. Mitchell, Robert G. Paul, and Robert D. Wachob.
    Also, the Company's 2005 Equity Compensation Plan was approved by shareholders and Ernst & Young LLP was ratified as Rogers' independent registered public accounting firm for the fiscal year ending January 1, 2006.
    Robert D. Wachob, President and CEO, reviewed the year's results with a presentation covering Rogers' sales, key market segments, profit history, productivity and share price.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    CONTACT: Rogers Corporation
             Editorial and Investor Contact:
             Edward Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com